FOR IMMEDIATE RELEASE

October 27, 2006

ILX RESORTS REPORTS THIRD QUARTER RESULTS

PHOENIX, ARIZONA – October 27, 2006 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the third quarter ended September 30, 2006.

Net income before discontinued operations for the three and nine months ended September 30, 2006 was $637,000 and $1,996,000.  Net income before discontinued operations for the nine months ended September 30, 2005 included a one-time gain on the sale of a leasehold interest in Las Vegas, Nevada offset by the settlement of litigation.  Net income before discontinued operations and these one-time occurrences was $1,047,000 and $1,595,000 for the three and nine months ended September 30, 2005.  Net income before discontinued operations but including one-time occurrences was $1,047,000 and $5,697,000.  Basic and fully diluted earnings per share before discontinued operations for the three and nine months ended September 30, 2006 was $0.18 and $0.56.  Basic and fully diluted earnings per share, before discontinued operations and the one-time sale of leasehold interest and settlement of litigation, for the three and nine months ended September 30, 2005 was $0.30 and $0.44.  Basic and fully diluted earnings per share before discontinued operations but after the sale and settlement were $0.30 and $1.61.

As required, the Company adopted SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” in January 2006.  SFAS No. 152 prospectively revises the classification of certain revenue and expense activity.

Revenue for the three and nine months ended September 30, 2006 was $13.7 million and $41.1 million.  Revenue for the same periods in 2005 was $15.0 million and $42.4 million.  Revenue in the three and nine months ended September 30, 2006 is decreased by estimated and actual uncollectible revenue of $0.4 million and $1.1 million in accordance with SFAS No. 152.  Had the Company not been required to implement the new accounting standard, revenue for the three and nine months would have been $14.1 million and $42.2 million.

“The decrease in revenues in the third quarter includes the closure of full time operation of the Tucson sales office at the beginning of the quarter and reduced interest rate margins.  Beginning in the fourth quarter, the Tucson office will operate seasonally in conjunction with certain specialty marketing programs,” said Joe Martori, Chairman and CEO.  He continued, “We remain focused on our core business including expansion in South Bend, Sedona and Puerto Peñasco (“Rocky Point”), Mexico.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana (currently being expanded), one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the early planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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